Exhibit 99.2

March 26, 2020

Mr. John McCullough

Lead Director

First United Corporation

19 South Second Street

Oakland, MD 21550

Via Email to Tonya Sturm

Dear John,

I am writing in reference to the press release that First United issued today and filed with the Securities and Exchange Commission (the “SEC”) as additional proxy soliciting materials.1 In particular, I am writing to ask you to correct the statement “Driver will run a proxy fight every year for the next three proxy seasons until it has complete control of the Board” as well as the other inaccuracies listed in Exhibit A.

As you know, we have nominated three independent individuals to be voted on by shareholders for election to the Board. Not only is it troubling that you and the rest of the current Board seem to regard offering shareholders a choice in electing directors as an attempt to obtain control of the Board, but First United’s statement appears to be a deliberate attempt to mislead First United’s shareholders, employees, customers and regulators as to the true facts of this situation.

In addition, I object to your characterizations of any statements that we have made as “inappropriate rhetoric” “of a personal nature.” The overwhelming majority of statements that we have made have been based on First United’s own filings with the SEC and all relate to actions taken by members of First United’s management team and Board in their capacity as such. I realize that you and your fellow directors have grown accustomed to not being held accountable for your actions, but you should understand and respect the difference between personal attacks and the justified complaints of shareholders fed up with decades of mismanagement and cronyism. We have detailed some of First United’s many instances of value destruction, self-interest and inept management in the preliminary proxy statement we filed with the SEC this morning. We believe those and other facts are what shareholders will base their voting decisions on at the upcoming Annual Meeting of Shareholders. Rather than issuing blustery press releases in what appears to be a misguided and transparent attempt to claim some type of negotiating high ground, you and your fellow Board members might want to begin to provide some type of justification for your past actions.

1 https://www.sec.gov/Archives/edgar/data/763907/000110465920038577/tm2013891d1_ex99-1.htm

Thank you for your prompt attention to this matter,

/s/ J. Abbott R. Cooper

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

Exhibit A

Set forth below is a list of some of the inaccuracies contained in First United’s March 26, 2020 press release filed as additional proxy solicitation materials

Inaccuracies	Facts
“the directors designated by Driver would be guaranteed to serve at least three years on the Board”	Since there was no discussion of any class designation for any new additions to the Board, suggesting a “guarantee” of “at least three years” is improper
“Driver voluntarily offered two years” (referring to the term of a standstill provision)	Driver’s original term sheet proposed a standstill term of less than one year—a proposal countered by First United with a term of three years
Driver “again demanded a sale of First United”	This is a wholesale fabrication—First United should have sold itself last fall before the recent precipitous decline in bank stocks
First United “made the last true effort to avoid a costly and distracting proxy fight”	Driver both initiated settlement discussions and proposed the initial terms of a cooperation agreement

About Driver Management Company

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value. For information, visit www.drivermanagementcompany.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Ed.D, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 366,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 4,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.